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                                                                  Exhibit 10.27


                   SEPARATION AGREEMENT WITH MUTUAL RELEASES


         This Separation Agreement with Mutual Releases ("Agreement") entered into in Cincinnati, Ohio as of July 15, 1998 between Multi-Color Corporation ("Multi-Color") and John D. Littlehale ("Littlehale").

         Desiring to resolve all outstanding issues between them, Multi-Color and Littlehale agree as follows:

         1. Within 30 days after Multi-Color has paid all accrued and unpaid preferred dividends, Multi-Color will distribute $51,183 to Littlehale in full payment of his deferred compensation account, less $7,001 to offset his outstanding Visa obligation to Multi-Color and less any applicable withholding for taxes. No interest will accrue on these amounts. Multi-Color will not be obligated to borrow funds, other than through its then-existing lines of credit, for the purpose of making such payment or make the payment if such payment would result in a default under Multi-Color's then existing loan obligations.

         2. Starting in May, 1998, to resolve all issues regarding separation and severance entitlements, Multi-Color will pay Littlehale, for his past services, two years of severance compensation at $10,000 per year, payable in 24 equal monthly installments commencing as of May 1, 1998.

         3. Multi-Color will issue to Littlehale options to purchase 27,300 shares of Common Stock at an exercise price of $7.325 per share; 5,000 shares of Common Stock at an exercise price of $2.625 per share; and 1,250 shares of Common Stock at an exercise price of $6.00 per share, all expiring two years from the date of this Agreement. The parties acknowledge that the options for these shares represent the number of optioned shares which had vested pursuant to the Company's Stock Option Plans as of March 5, 1998 and Littlehale agrees that all options granted to him prior to the date of hereof and not exercised shall be canceled and be of no further effect.

         4. Multi-Color will pay Littlehale $403.16 per month for 24 months commencing May 1, 1998, which amount represents Multi-Color's monthly cost for Littlehale's group health insurance coverage being incurred by Multi-Color at the time of termination of Littlehale's employment.

         5. Littlehale acknowledges that while he was an executive officer of Multi-Color, he was privy to all of Multi-Color's information concerning its customers, pricing, manufacturing techniques, corporate plans and transactions and other information utilized by Multi-Color in its operations. Littlehale acknowledges that such information is the property of Multi-Color and pledges not to reveal such information to others unless compelled to by legally-enforced action. Littlehale promptly will notify Multi-Color in writing of the pendency of any such action and give Multi-Color the opportunity to oppose such actions before Littlehale responds to any such request


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for information. Furthermore, Littlehale will not discuss Multi-Color's affairs with anyone other than officers of Multi-Color, his counsel or Multi-Color's counsel or as may be required by law.

         6. Littlehale will cooperate fully and to the best of his ability with Multi-Color's management and legal counsel in all legal matters, including those pending legal matters relating to environmental matters at Multi-Color's Scottsburg, Indiana facility prior to March 5, 1998, and Littlehale will make himself available at reasonable times and places, with the understanding that he will be reimbursed for reasonable out-of-pocket expenses, to assist Multi-Color as reasonably necessary in such legal matters. Also, Multi-Color will pay Littlehale a reasonable hourly fee for such services, with the hourly fee to be mutually agreed upon when the service is requested.

         7. Littlehale hereby resigns as a member of the Board of Directors of Multi-Color effective upon his execution of this Agreement.

         8. In exchange for Multi-Color's release of claims and the benefits and conditions identified in this Agreement, which Littlehale acknowledges are in addition to anything of value that he already is entitled to receive, Littlehale hereby releases, settles and forever discharges Multi-Color, and its subsidiaries, affiliates, successors and assigns, together with their past and present directors, officers, employees, agents, insurers, attorneys, and any other party associated with Multi-Color, to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities or damages of whatever nature, whether known or unknown, suspected or unsuspected, which Littlehale ever had or may now have against Multi-Color or any of the foregoing. This includes, without limitation, any and all claims, liens, demands, or liabilities either arising out of or in any way connected with Littlehale's employment with Multi-Color and the termination of that employment or claiming any violation of any law regulating employment such as the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act or similar Ohio laws, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990 and the Civil Rights Act known as 42 USC ss. 1981. Nothing in this paragraph will affect any claim of Littlehale arising from any breach of this Agreement by Multi-Color, and if Multi-Color asserts against Littlehale any claims relating to any claimed violation of environmental laws or regulations at Multi-Color's facility in Scottsburg, Indiana, Littlehale will not be precluded from asserting against Multi-Color counterclaims relating to such claimed violations.

         9. In exchange for Littlehale's agreements, covenants and release of all claims, Multi-Color hereby releases, settles and forever discharges Littlehale, and his successors and assigns, together with his agents, insurers and attorneys, to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities or damages of whatever nature, whether known or unknown, suspected or unsuspected, which Multi-Color ever had or may now have against Littlehale. This includes, without limitation, any claims, liens, demands, or liabilities either arising out of or in any way connected with Littlehale's employment with Multi-Color and the termination of that employment. Nothing in this paragraph will affect any claim of Multi-Color arising from or relating to any breach of this Agreement by Littlehale, and Multi-Color's release will be void if Multi-Color elects to initiate any legal action against Littlehale


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concerning any matter arising from any claimed violation of environmental protection laws or regulations occurring before March 5, 1998, at Multi-Color's Scottsburg, Indiana facility.

         10. Each party will execute such instruments and other documents as are necessary to effectuate this Agreement.

         11. Littlehale and Multi-Color agree that this Agreement sets forth the entire agreement between the parties and supersedes any and all prior agreements or understandings between the parties. The terms of this Agreement will not be modified other than in a writing signed by Littlehale and an officer of Multi-Color and approved by the Board of Directors of Multi-Color.

         12. Littlehale acknowledges that he has been given full opportunity to discuss all aspects of this Agreement with his attorney before signing this Agreement. Littlehale expressly acknowledges that he understands all the provisions of this Agreement, and he voluntarily is entering this Agreement. Littlehale further acknowledges his understanding that he has twenty-one days after receipt of this Agreement to decide whether to accept it and that he may revoke any acceptance of this Agreement within seven days of such acceptance.

         13. Littlehale and Multi-Color agree that any lawsuit to enforce or interpret this Agreement can be brought and maintained only in the Court of Common Pleas of Hamilton County, Ohio or the U.S. District Court for the Southern District of Ohio at Cincinnati, and that the substantive law of the State of Ohio will govern and control every issue or dispute relating to the interpretation or enforcement of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

                                                MULTI-COLOR CORPORATION


Date:   July 15, 1998                                BY: /s/ Gordon B. Bonfield
                                                         ----------------------
                                                         Gordon B. Bonfield
                                                         President


Date:  July 20, 1998                                     /s/ John D. Littlehale
                                                         ----------------------
                                                         John D. Littlehale



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STATE OF OHIO                     )
                                  :    SS:
COUNTY OF HAMILTON                )

         BEFORE ME, the Subscriber, a Notary Public in and for said County and State, personally appeared Gordon B. Bonfield, President of Multi-Color Corporation, the corporation which executed the foregoing instrument, who acknowledged he did sign said instrument as such officer on behalf of said corporation, and by authority of its Board of Directors, and that the execution of said instrument is his free and voluntary act and deed individually and as such officer, and the free and voluntary act and deed of said corporation.

         IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed by Notarial Seal this 15th day of July, 1998.


                                            /s/ Sharon L. Hauenschild
                                            -------------------------
                                            Notary Public


STATE OF OHIO                     )
                                  :    SS:
COUNTY OF HAMILTON                )

         BEFORE ME, the Subscriber, a Notary Public in and for said County and State, personally appeared John D. Littlehale, and acknowledged the signing of the foregoing instrument to be his free act and deed for the uses and purposes therein mentioned.

         IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed by Notarial Seal this 20th day of July, 1998.


                                            /s/ Susan M. Schmidt
                                            ------------------------------
                                            Notary Public